UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2014

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2014, Giraffe Holding, Inc. (“Parent”), the parent corporation of The Gymboree Corporation, concluded a one-time stock option exchange program. Pursuant to the exchange program, Parent offered all active employees the opportunity to exchange all of their outstanding options (both vested and unvested) (“Eligible Options”) to purchase units of Parent common stock (each unit consisting of nine shares of Class A common stock and one share of class L common stock) for an equal number of new options granted under Parent’s 2010 Equity Incentive Plan, which are subject to the terms described below.

All replacement options granted pursuant to the exchange program have substantially the same terms and conditions as the options tendered, except that (1) the exercise price of each replacement option is $28.00, (2) with respect to replacement options for which unvested Eligible Options (other than unvested Eligible Options that were scheduled to vest on or before January 31, 2015) were exchanged, vesting restarted as of December 12, 2014 and such replacement options will vest in equal installments on each of the first five anniversaries of that date, (3) with respect to replacement options for which vested Eligible Options and unvested Eligible Options that are scheduled to vest on or before January 31, 2015 were exchanged, 50% of such replacement options were fully vested when granted and the remaining 50% of such replacement options will vest in equal installments on each of the first five anniversaries of December 12, 2014, and (4) the final exercise date of the replacement options will be ten years from the date of grant.

Each of our named executive officers holding Eligible Options chose to participate in the exchange program and was granted new stock options on December 12, 2014.

The terms and conditions of the new options are set forth in a replacement non-statutory option agreement, the form of which will be filed with our next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: December 17, 2014
	By:	/s/Mark Breitbard
Name: Mark Breitbard
Title: Chief Executive Officer